Exhibit 10.1
KB HOME UNIT PERFORMANCE PROGRAM
PERFORMANCE MEASURE WEIGHTING
     Pursuant to the terms of the KB Home Unit Performance Program (the “Program”), the Management Development and Compensation Committee, in its sole discretion, designates from time to time the relative weighting ascribed to each “Performance Measure” for the purpose of determining award payouts which may be earned under the Program. The Performance Measures under the Program are return on investment (“ROI”) and earnings per share (“EPS”), each as calculated pursuant to the terms of the Program. The Management Development and Compensation Committee has determined that for purposes of determining all award payouts, the relative weighting of each Performance Measure is as follows:

Corporate-based Participants	75% ROI	25% EPS
(those who principally work at corporate headquarters)

Division-based Participants	50% ROI	50% EPS
(those who principally work at a division or subsidiary)

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